UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 1, 2011

Game Face Gaming, Inc.
(Exact name of registrant as specified in its charter)

Florida	333-164651	27-1551007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 East Sunrise Highway Suite 202 Valley Stream NY	11581
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (516) 303- 8100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.

Bridge Financing

On March 4, 2011, Game Face Gaming, Inc., a Florida corporation (the “Company”), entered into a Convertible Note Purchase Agreement with three accredited investors for the sale of Convertible Promissory Notes (the “Note”) in the aggregate principal amount of $175,000. The Notes bear interest at the rate of 8% per annum and can be prepaid by the Company without penalty upon 5 days advance notice to the holder. The Notes mature on the earlier of 8 months from issuance or upon the closing of any offering from which the Company shall have raised the gross amount of $2,000,000. The holder can request that the Company pay interest in shares of common stock (at the same conversion rate described below). All principal and accrued interest on the Note is convertible into shares of our common stock at the election of the investor at any time 60 days after issuance at a conversion price equal to the greater of $0.25 per share or a 50% discount to the average of the 10 closing bid prices of the common stock during the 10 trading day period ending 5 days prior to conversion. The number of shares issuable upon conversion shall be proportionally adjusted to reflect any stock dividend, split or similar events. The Notes contain default events which, if triggered and not cured within 10 days of notice, will result in a default interest rate of 1.5% per  month

The Company intends to offer up to $300,000 of such Notes under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

For all the terms and conditions of the Purchase Agreement and Note described above, reference is hereby made to such agreement and note annexed hereto as Exhibit 10.8 and Exhibit 4.2, respectively. All statements made herein concerning the foregoing agreement and note are qualified by reference to said Exhibits.

License Agreements

On March 1, 2011, the Company entered into a Poker License Agreement with Atlas Software USA Inc., a New Jersey corporation pursuant to which the Company granted Atlas the right to install and use the Game Face Gaming software program for its own website and business. The Company retained all right, title and interest to its software. In consideration for the license, Atlas paid the Company $55,000, and will pay the Company (i) $27,500 upon acceptance of all design work, customization and the initiation of alpha testing that will support a minimum of 1,000 users; and (ii) $27,500 upon resolution of issues derived during the alpha testing and the completion of a beta test. It is anticipated that the alpha testing will be completed by April 15th and the completion of the beta by June 15th. If payment is not made in accordance with the terms of the agreement, the Company has the right to impose a 1% penalty per month on any overdue amount, and if not paid following 30 days notice, the Company may cancel the agreement.

The Company did not provide Atlas with any specific warranties; if applicable law requires any warranties with respect to the software, such warranty is limited to 90 days from delivery. If Atlas notifies the Company of any non-compliance, and the Company fails to correct the reported non-compliance within 15 business days, Atlas may immediately terminate the license and the Company would have to refund any fees paid for such non-compliant work. Atlas's failure to provide a notice of rejection within 30 days of any non-compliance constitutes acceptance.

On March 3, 2011, the Company entered into a similiar license agreement with Prodigious Capital Group LLC on the same terms and conditions as the agreement with Atlas, other than the payment of $50,000 to the Company upon execution and delivery of the agreement and $25,000 due and payable upon acceptance of all design work, customization and the initiation of alpha testing that will support a minimum of 1,000 users which is expected July 1st; and (ii) $25,000 upon resolution of issues derived during the alpha testing and the completion of a beta test, which is expected September 1st. This license is limited to the "Texas Hold-em" version of the software of the Company and no other games or poker variations.

For all the terms and conditions of the Poker License Agreements, reference is hereby made to such agreements annexed hereto as Exhibits 10.9 and 10.10. All statements made herein concerning the foregoing agreements are qualified by reference to said Exhibits.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 (Entry into a Material Definitive Agreement) above is incorporated by reference into this Item 2.03.

Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Document
4.2	Form of Convertible Promissory Note

10.8	Form of Convertible Note Purchase Agreement

10.9	Poker License Agreement dated March 1, 2011 between Game Face Gaming, Inc. and Atlas Software USA Inc.

10.10	Poker License Agreement dated March 3, 2011 between Game Face Gaming, Inc. and Prodigious Capital Group LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAME FACE GAMING, INC.

By:	/s/ Felix Elinson
Name: Felix Elinson
Title: Chief Executive Officer

Date:  March 4, 2011